Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results for the Second

Quarter Ended June 30, 2019

Sarasota, Fla. - August 5, 2019—Uniroyal Global Engineered Products, Inc. (OTCQB: UNIR) today reported its second quarter financial results for the three months ended June 30, 2019.

Financial Highlights

•	Net Sales declined 7.4 % to $24.1 million versus $26.0 million in the prior year
•	Net Income declined to $363,047 versus $924,493 in the prior year
•	Loss per Common Share of $0.02 versus a prior year profit of $0.01

Overview

Our second quarter faced several major headwinds particularly at the UK operations where a weak European economy, particularly in the automotive segment, and currency fluctuations negatively impacted our overall results. Despite disappointing European results which negatively impacted our overall performance this quarter, we are encouraged by the results of our US operations particularly in our Automotive segment where we were awarded new platforms.

Our focus continues to be on retrofitting our UK operations, cutting costs and redirecting our manufacturing capabilities to improve our product mix with an emphasis on higher margin product lines. At our US operations we also continue to target higher margin product lines particularly in the Automotive segment focusing on the heavy truck and SUV vehicle segments. Overall, this will lead to better Gross Profit margins which have been negatively impacted by product mix and the timing of raw material costs which we expect to be largely offset over time.

An area of particular success has been our targeted goal of reducing Operating Expenses as we reduced expenses $208,664 or 6.3% for the second quarter as compared to the prior year.

Net Sales

Net Sales for the three months ended June 30, 2019 declined 7.4% to $24,095,783 versus $26,023,233 in the prior year. Approximately 51.5% of the total Net Sales for the quarter were from our European operations and significant fluctuations in currency conversions negatively impacted overall Net Sales in the current quarter versus the prior year. Excluding the effect of currency fluctuations related to exchange rates, overall Net Sales would have declined 4.6% for the quarter as compared to the prior year.

Automotive net sales which comprised 65.7% of overall Net Sales, declined 11.3% for the second quarter as compared to last year. The UK operations which continued to be challenged by a weak European economy, declined 16.9% for the quarter offsetting a solid performance for the US operations which increased 3.6% for the second quarter.

Industrial net sales which comprised 34.3% of overall Net Sales, increased 1.2% for the second quarter. Our US operations account for approximately 81.0% of total Industrial net sales. Increased sales of seating applications for off the road equipment manufacturers offset a decline in sales to contract upholsterers.

Operating Income

Operating Income for the second quarter was $1,131,774 or 4.7% of Net Sales as compared to $1,474,897 or 5.7% of Net Sales for the prior year, a decline of $343,123 or 23.3%. A decline in Gross Profit of $551,787 was offset by reduced Operating Expenses of $208,664.

The decline in Gross Profit was due to temporary operational inefficiencies at our UK operations as we convert the manufacturing capabilities to target higher margin product lines and the timing of raw material price increases as compared to price increases which generally lag the increase in costs.

The decline in Operating Expenses was due to a reduction in General and Administrative expenses.

Net Income (Loss) Allocable to Common Shareholders

Net Loss Allocable to Common Shareholders for the second quarter was $416,899 or $(0.02) per share compared to Net Income Allocable to Common Shareholders of $148,389 or $0.01 per share. In addition to the decline of operating income, the decline of Net Income Allocable to Common Shareholders was impacted by the increase in Other Expense of $205,730. Other Expense is principally the currency gains and losses recognized on foreign currency transactions and the change in the fair value of financial assets and liabilities that are denominated in Euros.

Weighted average shares outstanding for June 30, 2019 were 18,684,755 as compared to 18,690,030 for July 1, 2018.

For further details, see the Company’s Form 10-Q filed on August 5, 2019.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2018 was derived 66.2% from the automotive industry and approximately 33.8% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.

Consolidated Balance Sheets

	(Unaudited)
ASSETS	June 30, 2019	December 30, 2018
CURRENT ASSETS
Cash and cash equivalents	$724,198	$1,028,841
Accounts receivable, net	14,130,970	12,422,330
Inventories, net	19,900,278	19,460,260
Other current assets	780,573	965,520
Related party receivable	28,963	20,118
Total Current Assets	35,564,982	33,897,069
PROPERTY AND EQUIPMENT, NET	25,618,778	18,878,949
OTHER ASSETS
Intangible assets	3,209,574	3,217,997
Goodwill	1,079,175	1,079,175
Other long-term assets	3,723,620	3,693,367
Total Other Assets	8,012,369	7,990,539
TOTAL ASSETS	$69,196,129	$60,766,557
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$765,612	$855,210
Lines of credit	21,196,050	19,325,116
Current maturities of long-term debt	1,478,311	1,369,967
Current maturities of finance lease liabilities	275,958	388,862
Accounts payable	9,687,140	9,335,235
Accrued expenses and other liabilities	4,147,493	3,326,291
Related party obligation	126,313	84,154
Current portion of postretirement benefit liability - health and life	139,095	139,095
Total Current Liabilities	37,815,972	34,823,930
LONG-TERM LIABILITIES
Long-term debt, less current portion	3,681,760	3,967,754
Finance lease liabilities, less current portion	22,625	109,446
Related party lease financing obligation	2,712,003	2,613,717
Long-term debt to related parties	3,190,655	2,990,655
Postretirement benefit liability - health and life, less current portion	2,089,154	2,101,892
Other long-term liabilities	6,842,712	653,653
Total Long-Term Liabilities	18,538,909	12,437,117
Total Liabilities	56,354,881	47,261,047
STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,680,030 and 18,690,030 shares issued and outstanding as of June 30, 2019 and December 30, 2018, respectively	18,680	18,690
Additional paid-in capital	35,275,646	35,244,770
Accumulated deficit	(22,702,471)	(22,136,130)
Accumulated other comprehensive loss	(831,432)	(702,645)
Total Stockholders' Equity	12,841,248	13,505,510
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$69,196,129	$60,766,557

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	June 30, 2019	July 1, 2018

NET SALES	$24,095,783	$26,023,233

COST OF GOODS SOLD	19,883,392	21,259,055

Gross Profit	4,212,391	4,764,178

OPERATING EXPENSES:
Selling	1,183,803	1,200,051
General and administrative	1,449,060	1,658,665
Research and development	447,754	430,565
OPERATING EXPENSES	3,080,617	3,289,281

Operating Income	1,131,774	1,474,897

OTHER EXPENSE:
Interest and other debt related expense	(523,218)	(473,663)
Other expense	(224,950)	(19,220)
Net Other Expense	(748,168)	(492,883)

INCOME BEFORE TAX PROVISION	383,606	982,014

TAX PROVISION	20,559	57,521

NET INCOME	363,047	924,493

Preferred stock dividend	(779,946)	(776,104)

NET INCOME (LOSS) ALLOCABLE TO COMMON SHAREHOLDERS	$(416,899)	$148,389

INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.02)	$0.01
Diluted	$(0.02)	$0.01
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,684,755	18,690,030
Diluted	18,684,755	18,690,030

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Six Months Ended
	June 30, 2019	July 1, 2018

NET SALES	$49,489,643	$52,452,920

COST OF GOODS SOLD	40,963,050	43,071,248

Gross Profit	8,526,593	9,381,672

OPERATING EXPENSES:
Selling	2,286,841	2,549,081
General and administrative	2,959,860	3,606,966
Research and development	924,718	852,528
Other operating expenses	343,003	-
OPERATING EXPENSES	6,514,422	7,008,575

Operating Income	2,012,171	2,373,097

OTHER EXPENSE:
Interest and other debt related expense	(1,037,514)	(930,027)
Other income	3,183	14,062
Net Other Expense	(1,034,331)	(915,965)

INCOME BEFORE TAX PROVISION	977,840	1,457,132

TAX PROVISION (BENEFIT)	(18,309)	43,000

NET INCOME	996,149	1,414,132

Preferred stock dividend	(1,562,490)	(1,560,563)

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(566,341)	$(146,431)

LOSS PER COMMON SHARE:
Basic	$(0.03)	$(0.01)
Diluted	$(0.03)	$(0.01)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,687,393	18,690,030
Diluted	18,687,393	18,690,030